SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement          [ ] Confidential, for Use of
[x] Definitive Proxy Statement                 the Commission Only (as
[ ] Definitive Additional Materials            permitted by
[ ] Soliciting Material Pursuant to            Rule 14a-6(e)(2))
            Rule 14a-11(c)
            or Rule 14a-12

                                  Epitope, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
    2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
    4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
    5)  Total fee paid:

--------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)  Amount Previously Paid:

--------------------------------------------------------------------------------
    2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
    3)  Filing Party:

--------------------------------------------------------------------------------
    4)  Date Filed:

--------------------------------------------------------------------------------

[Epitope logo]



                                  EPITOPE, INC.
                            8505 S.W. Creekside Place
                             Beaverton, Oregon 97008


                                                                January 16, 1998

Dear Shareholder:

         You are cordially invited to attend the 1998 Annual Meeting of Shareholders to be held on TUESDAY, FEBRUARY 17, 1998, at the Oregon Convention Center, 777 N.E. Martin Luther King Jr. Boulevard, Portland, Oregon, at 9:00 a.m. Your Board of Directors and management look forward to personally greeting those present. At the meeting, you will be asked to elect one Class I director and two Class III directors to serve on the Board of Directors until the Annual Meeting of Shareholders in the years 2000 and 2001 respectively; and to transact such other business as may properly come before the meeting, or any adjournments thereof.
         Your Board of Directors has approved the nominees for director named in the enclosed Proxy Statement and recommends that you vote FOR their election to the Board of Directors.
         Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to mark, sign, date, and mail the enclosed proxy card promptly in the accompanying postage prepaid envelope. You may, of course, attend the Annual Meeting and vote in person even if you have previously mailed your proxy card.

Sincerely yours,



John W. Morgan
President and Chief Executive Officer

                                  EPITOPE, INC.
                            8505 S.W. Creekside Place
                             Beaverton, Oregon 97008
                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 17, 1998
                                 --------------


To the Shareholders of Epitope, Inc.:

         The Annual Meeting of Shareholders of Epitope, Inc., an Oregon corporation (the "Company"), will be held at the Oregon Convention Center, 777
N.E. Martin Luther King Jr. Boulevard, Portland, Oregon 97232, on TUESDAY, FEBRUARY 17, 1998, at 9:00 a.m. to elect one Class I director and two Class III directors, and to consider such other business as may properly come before the meeting or any adjournments thereof. The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

         Only holders of Common Stock of record at the close of business on December 22, 1997, will be entitled to vote at the Annual Meeting of Shareholders and any adjournments thereof.

By Order of the Board of Directors


Andrew S. Goldstein
Secretary


January 16, 1998
Beaverton, Oregon











--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. RETURNING YOUR PROXY DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE MEETING AND TO VOTE YOUR SHARES IN PERSON.
--------------------------------------------------------------------------------

                                  EPITOPE, INC.
                            8505 S.W. Creekside Place
                             Beaverton, Oregon 97008


                                   -----------



                                 PROXY STATEMENT

         This proxy statement is being mailed on or about January 16, 1998, to shareholders of Epitope, Inc., an Oregon corporation (the "Company"), in connection with the solicitation of proxies in the accompanying form ("Proxies") by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Shareholders to be held on February 17, 1998, at 9:00 a.m., at the Oregon Convention Center, 777 N.E. Martin Luther King Jr. Boulevard, Portland, Oregon 97232, and at any adjournments thereof (the "Annual Meeting"), pursuant to the accompanying Notice of Annual Meeting of Shareholders.


                                     PROXIES

         Shares represented by a properly executed Proxy will be voted in accordance with the shareholder's instructions indicated on the Proxy. If no instructions are given, the shareholder's shares will be voted according to the recommendations of the Board as stated on the Proxy. Shareholders may revoke the authority granted by their Proxies at any time before the Annual Meeting by notice in writing delivered to the Secretary of the Company, by submitting a subsequently dated proxy, or by attending the Annual Meeting, withdrawing the Proxy, and voting in person.

         At the Annual Meeting, action will be taken on the matters set forth in the accompanying Notice of Annual Meeting of Shareholders and described in this proxy statement. The Board knows of no other matters to be presented for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the persons named on the Proxy will have discretionary authority to vote thereon in accordance with their best judgment.

         The cost of soliciting Proxies will be borne by the Company. In addition to solicitations by mail, certain of the Company's directors, officers, and regular employees may solicit Proxies personally or by telephone, telegraph, or other means without additional compensation. The Company has retained D.F. King & Co., Inc., to assist in such solicitation for an estimated fee of $2,500 plus reimbursement for certain expenses.

         Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and the Company will, upon request, reimburse them for their reasonable expense in so doing.


   PLEASE MARK, SIGN, AND DATE THE ENCLOSED PROXY CARD, AND RETURN IT PROMPTLY
               IN THE ENCLOSED ENVELOPE PROVIDED FOR THIS PURPOSE.

                                VOTING SECURITIES

         On December 22, 1997, the record date for determining shareholders entitled to vote at the Annual Meeting, the Company had outstanding and entitled to vote at the meeting 13,454,330 shares of Common Stock, no par value (the "Common Stock"). Each share of Common Stock is entitled to one vote on any matter brought before the meeting. A majority of the shares of Common Stock outstanding as of the record date, represented in person or by proxy at the meeting, will constitute a quorum for the transaction of business.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information as of December 30, 1997, regarding the beneficial ownership of the Company's Common Stock by (a) each person who is known to the Company to be the beneficial owner of more than 5 percent of the Common Stock outstanding, (b) each director and nominee for election as director, (c) each of the Company's executive officers named in the Summary Compensation Table under EXECUTIVE COMPENSATION, and (d) all directors and executive officers of the Company at January 16, 1998, as a group.

                                                                       Amount and Nature of                Percent
Beneficial Owner                                                       Beneficial Ownership (1) (2)        of Class
-------------------------------------------------------------------------------------------------------------------
W. Charles Armstrong                                                         84,540(3)                          *

Joseph A. Bouckaert                                                          25,443                             *

Richard K. Donahue                                                           21,650(3)                          *

Adolph J. Ferro, Ph.D.                                                      558,312                          4.0%

John H. Fitchen, M.D.                                                       194,406(3)                       1.4%

Andrew S. Goldstein                                                         450,338                          3.3%

Margaret H. Jordan                                                           31,000                             *

Gilbert N. Miller                                                           211,934                          1.6%

John W. Morgan                                                                5,000(4)                          *

R. Douglas Norby                                                             68,750                             *

Michael J. Paxton                                                            52,052                             *

Roger L. Pringle                                                            136,177(3)                       1.0%

G. Patrick Sheaffer                                                          90,000                             *

All directors and executive officers as a group (11 persons)              1,111,168(3)                       7.8%

---------
*Less than 1%

(1)      Subject  to  community  property  laws  where  applicable,   beneficial
         ownership consists of sole voting and investment power except as otherwise indicated.

(2) Includes shares subject to options exercisable within 60 days of December 30, 1997, as follows: Mr. Armstrong, 80,000 shares; Mr. Bouckaert, 25,000 shares; Mr. Donahue, 10,000 shares; Dr. Ferro,

         556,204 shares; Dr. Fitchen, 188,800 shares; Mr. Goldstein, 194,000 shares; Ms. Jordan, 30,000 shares; Mr. Miller, 209,104 shares; Mr. Norby, 65,000 shares; Mr. Paxton, 50,552 shares; Mr. Pringle, 110,552 shares; Mr. Sheaffer, 77,500 shares; and all directors and executive officers as a group, 786,604 shares.

(3) Includes shares as to which the individual has shared voting and dispositive power as follows: Mr. Armstrong, 165 shares; Mr. Donahue, 1,000 shares; Dr. Fitchen, 100 shares; Mr. Pringle, 1,500 shares; and all directors and executive officers as a group, 2,665 shares.

(4) Does not include 27,752 shares of Common Stock held in the Epitope, Inc. 40l(k) Profit Sharing Plan (the "401(k) Plan"), as to which Mr. Morgan shares voting power as a trustee of the 401(k) Plan. Mr. Morgan disclaims any economic beneficial interest in such shares.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than 10 percent of the Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Reporting persons are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms and written representations regarding the absence of a filing requirement received from Reporting Persons, the Company believes that with respect to the 1997 fiscal year, all Reporting Persons complied with all applicable filing requirements.

                              ELECTION OF DIRECTORS

         At the Annual Meeting, shareholders will vote on the election of one Class I director and two Class III directors. The Nominating Committee of the Board of Directors has nominated John W. Morgan, President and Chief Executive Officer, for election as a Class I director, for a term expiring at the Annual Meeting of Shareholders in 2000, and Margaret H. Jordan and Michael J. Paxton for election as Class III directors, for terms expiring at the Annual Meeting of Shareholders in 2001. The nominees for election as directors are presently members of the Board.

         In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for the three nominees, each of whom has consented to be named and to serve if elected. If a quorum is present, each nominee will be elected if he or she receives a plurality of the votes cast by shares entitled to vote at the Annual Meeting.

         The Company does not know of anything that would preclude any nominee from serving. However, should any nominee for any reason become unable or unwilling to serve as a director, the persons named on the enclosed Proxy will vote the shares represented by each Proxy for such substitute nominee as the Board may approve.

         Any vacancy that occurs during the term of a director may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the Board. The vacancy may be filled until the next annual meeting of shareholders. Mr. Morgan was elected to the Board to fill the vacancy that occurred upon the resignation of Adolph J. Ferro, Ph.D., in connection with the spin-off of Agritope, Inc. ("Agritope"). Accordingly, Mr. Morgan has been nominated for re-election as a Class I director at the Annual Meeting. R. Douglas Norby, currently a Class II director, and Richard K. Donahue, currently a Class III director, have submitted their resignations as directors, effective on the date of the Annual Meeting. The Nominating Committee of the Board has not yet identified candidates to replace Mr. Donahue and Mr. Norby. Accordingly, only two candidates for Class III directors have been nominated for election. Proxies cannot be voted for more than two Class III directors at the Annual Meeting. The Board expects to elect directors to succeed Mr. Donahue and Mr. Norby at some time following the Annual Meeting. The Company expects that Mr. Donahue's and Mr. Norby's successors will be nominated for re-election at the Annual Meeting of Shareholders in 1999.

         Certain information with respect to each person nominated for election as a director and each person whose term of office as a director will continue after the Annual Meeting is set forth below.

                                                                                                           Director
Name                                        Principal Occupation                         Age                Since
-------------------------------------------------------------------------------------------------------------------

Class I (Nominee and Directors Whose Terms of Office Expire in 2000):

W. Charles Armstrong                        Private Investor                             53                  1989

John W. Morgan                              President and Chief Executive                38                  1998
                                            Officer of the Company

Roger L. Pringle                            President of The Pringle Company,            57                  1989
                                            a management consulting firm,
                                            Portland, Oregon

Class II  (Directors Whose Terms of Office Expire in 1999):

Andrew S. Goldstein                         Senior Vice President of Advanced            49                  1981
                                            Technology Development -
                                            Epitope Medical Products

G. Patrick Sheaffer                         Chairman, President and Chief                58                  1983
                                            Executive Officer of Riverview
                                            Savings Bank, Camas, Washington

Class III (Nominees for Terms of Office to Expire in 2001):

Margaret H. Jordan                          President of The Margaret Jordan             55                  1995
                                            Group L.L.C., a management consulting
                                            firm for the health care organization
                                            industry, Addison, Texas


Michael J. Paxton                           Chairman, President and Chief                51                  1995
                                            Executive Officer of
                                            O'Cedar Holdings, Inc., a manufacturer
                                            of household cleaning products,
                                            Springfield, Ohio


         W. Charles Armstrong, now a private investor, served as interim President and Chief Executive Officer of the Company from May 1997 to October 1997. He was Chairman and Chief Executive Officer of Bank of America Oregon from September 1992 until September 1996. From April to September 1992, he was Chairman and Chief Executive Officer of Bank of America Idaho. Mr. Armstrong served as President and Chief Operating Officer of Honolulu Federal Savings Bank from February 1989 to April 1992. Prior to February 1989, he was President and Chief Executive Officer of West One Bank, Oregon. He is also a director of Agritope.

         Andrew S. Goldstein is a Senior Vice President of the Company, a position he has held since June 1990. Prior to that time, he had been Vice President of Product Development from December 1988, Vice President of

Scientific Affairs from July 1987 to December 1988, and Vice President of Research and Development from 1981 until July 1987. He also has served as Secretary from December 1988 to February 1993 and from November 1995 to the present and served as Treasurer until March 1991. Mr. Goldstein was Research Associate and supervisor of the Histocompatibility Laboratory at the Oregon Health Sciences University ("OHSU"), where he was engaged in paternity testing and transplantation immunology, from 1974 to 1981. Mr. Goldstein received a B.S. degree in microbiology from Cornell University in 1969 and a M.S. degree in cytology from Fordham University in 1973.

         Margaret H. Jordan has been President of The Margaret Jordan Group, L.L.C., since October 1997. Prior to that time, she was President and Chief Executive Officer of Dallas Medical Resource ("DMR") from February 1996. DMR is a not-for-profit alliance of Dallas' major medical organizations that was created to make Dallas, Texas, a regional, national and international center for medical referrals. Ms. Jordan was Vice President of Health Care & Employee Services at Southern California Edison Co. from December 1992 until January 1996. She had previously been a Vice President and Regional Manager with the Kaiser Foundation Health Plan of Texas, Inc., beginning in 1986, and was an Associate Regional Manager of Kaiser Foundation Health Plan of Georgia, Inc., from 1984 to 1986. Ms. Jordan received a B.S. degree in Nursing from Georgetown University in 1964 and an M.S. degree in Public Health from the University of California, Berkeley in 1972. She also serves on the Board of Directors of Eckerd Corporation.

         John W. Morgan has been President and Chief Executive Officer of the Company since October 1997. Before joining the Company, he was President-Americas of Regent Medical Products Group, Norcross, Georgia since 1996. Prior to joining Regent, he held various positions with Baxter Healthcare Corporation, where he worked for 13 years. From 1993 to 1996, he was President, Mid-America Regional Company of Baxter. Mr. Morgan received a B.S. degree in Public Administration and Economics from the University of Arizona in 1982. Mr. Morgan also serves on the board of directors of Koch Supply, Inc., a manufacturer and distributor for the red meat and poultry industry.

         Michael J. Paxton became Chairman, President and Chief Executive Officer of O'Cedar Holdings, Inc., in January 1996. From March 1992 until joining O'Cedar Holdings, Inc., he was President and Chief Executive Officer of The Haagen-Dazs Company, Inc. Prior to that he was President of the Baked Goods Division of The Pillsbury Company. Both companies are subsidiaries of Grand Metropolitan PLC. He is also a director of Transport Corporation of America, Inc.

         Roger L. Pringle has been Chairman of the Board of the Company since April 1990. He is President of The Pringle Company, a management consulting firm in Portland, Oregon, which he founded in 1975. Mr. Pringle has been a director of Agritope since 1990 and is also a director of Bank of the Northwest.

         G. Patrick Sheaffer has been President of Riverview Savings Bank in Camas, Washington, since 1979, and has served as a director of the bank since 1983. In 1993, Mr. Sheaffer also became Chairman and Chief Executive Officer of Riverview Savings Bank and Riverview Mutual Holding Company, a bank holding company. He has been a director of the Washington Savings League since 1980.


D I R E C T O R S'   M E E T I N G S

         The Board held 18 meetings during the fiscal year ended September 30, 1997. Each director attended more than 75 percent of the combined total of meetings of the Board and of committees of the Board on which the director served at any time during the year, except R. Douglas Norby who attended 59 percent of the combined total of meetings.

C O M M I T T E E S   O F   T H E   B O A R D

         The Board has designated an Executive Committee to assist in the discharge of the Board's responsibilities. The Executive Committee is composed of four directors, Roger L. Pringle, Chairman, W. Charles Armstrong, John W. Morgan and Michael J. Paxton. The Executive Committee met two times during the fiscal year ended

September 30, 1997. The Executive Committee may exercise all the authority and powers of the Board in the management of the business and affairs of the Company, except those reserved to the Board by the Oregon Business Corporation Act or the Company's bylaws.

         The Executive Compensation Committee of the Board establishes and reviews from time to time compensation for executive officers of the Company, administers the Company's Incentive Stock Option Plan for Key Employees ("ISOP") and 1991 Stock Award Plan (the "Plan"), and performs other tasks as the Board may direct. Members of the Executive Compensation Committee are W. Charles Armstrong, Chairman, G. Patrick Sheaffer and R. Douglas Norby, none of whom is eligible to participate in the Company's compensation plans other than to receive options awarded to nonemployee directors of the Company pursuant to the Plan. See EXECUTIVE COMPENSATION - Compensation of Directors - Equity Compensation. The Executive Compensation Committee met ten times during the fiscal year ended September 30, 1997.

         The  Audit   Committee  of  the  Board  reviews  the   performance  and
independence of the Company's independent accountants. Members of the Audit Committee are G. Patrick Sheaffer, Chairman, R. Douglas Norby, and Roger L. Pringle. The Audit Committee met once during the fiscal year ended September 30, 1997.

         The Nominating Committee of the Board solicits and recommends potential candidates for membership on the Board of Directors. The members of the Nominating Committee are Roger L. Pringle, Chairman, Andrew S. Goldstein, Margaret H. Jordan and John W. Morgan. The Nominating Committee was appointed in fiscal year 1998 and accordingly did not meet during the fiscal year ended September 30, 1997.

         The Nominating Committee will consider nominees recommended by shareholders. Shareholders wishing to recommend a candidate for consideration by the Nominating Committee should submit information about the candidate in writing to the Company at the address and by the deadline stated under "Deadline for Shareholder Proposals."

         The Company's Bylaws provide that nominations for election to the Board may be made by the Board or by any shareholder entitled to vote for the election of directors. Notice of a shareholder's intent to make such a nomination must be given in writing, by personal delivery or certified mail, postage prepaid, to the Secretary of the Company and must include the name and address of the shareholder and each proposed nominee, a representation that the shareholder is a record holder of Common Stock and intends to appear in person or by proxy at the shareholder meeting to nominate the person or persons specified in the notice, a description of any arrangements or understandings pursuant to which the nominations are to be made, the consent of each proposed nominee to serve as a director if elected, and such other information regarding each nominee as would be required to be included in the Company's proxy statement had the person been nominated by the Board. Such notice, with respect to an election to be held at an annual meeting of shareholders, must be given at least 60 days in advance of the anniversary of the date of the previous year's annual meeting of shareholders or, with respect to an election to be held at a special shareholders meeting, must be given no later than the close of business on the seventh day following the date on which notice of such meeting was first given to shareholders.

                               EXECUTIVE OFFICERS

         The table below gives information about the current executive officers of the Company.


     Name                                   Age                                Position
----------------------------------------------------------------------------------------------------------

John W. Morgan                              38                         President, Chief Executive Officer,
                                                                       and Director

Charles E. Bergeron                         52                         Chief Financial Officer

J. Richard George, Ph.D.                    56                         Chief Scientific Officer

Andrew S. Goldstein                         49                         Senior Vice President of Advanced
                                                                       Technology Development - Epitope
                                                                       Medical Products, Secretary and
                                                                       Director

         Officers of the Company hold office at the discretion of the Board.

         For biographical summaries of Mr. Morgan and Mr. Goldstein, see ELECTION OF DIRECTORS.

         Charles E. Bergeron has been Chief Financial Officer of the Company since January 1998. He has served as Chief Financial Officer - Epitope Medical Products since September 1997, and has been Vice President of Operations - Epitope Medical Products since July 1995. Mr. Bergeron joined the Company in August 1993 as President and Chief Executive Officer, Agrimax Floral Products, Inc., then a wholly-owned subsidiary. From 1978 to 1992, Mr. Bergeron was Senior Vice President - Finance of Freightliner Corporation, a Portland, Oregon, truck manufacturer. He holds a B.S. degree in Management Engineering and an M.S. degree in Management Science from Rensselaer Polytechnic Institute and a Masters of Business Administration degree from Columbia University.

         J. Richard George, Ph.D., has been Chief Scientific Officer of Epitope since January 1998. He joined the Company as Vice President of Scientific Affairs - Epitope Medical Products in March 1995. A career scientist, Dr. George previously served the Centers for Disease Control and Prevention ("CDC"), Atlanta, Georgia, which he joined in 1960. He held a series of management and technical positions at the CDC, becoming Chief, Developmental Technology, Laboratory Investigations Branch, Division of HIV/AIDS in 1988. He holds B.S. and M.S. degrees from Georgia State University and a Ph.D. in microbiology from the University of Georgia.

                             EXECUTIVE COMPENSATION

S U M M A R Y   C O M P E N S A T I O N   T A B L E

         The following table summarizes the compensation of all individuals who served as Chief Executive Officer during fiscal year 1997 and the four other most highly compensated individuals who were serving as executive officers of the Company at September 30, 1997.

                                                                                Long-Term
                                                                                Compensation
                                           Annual Compensation                     Awards
                                           -------------------                  ------------

                                                                                Securities
                                                                                Underlying       All Other
Name and Principal Position          Year       Salary          Bonus           Options(#)(1)   Compensation(2)
----------------------------------------------------------------------------------------------------------------

Adolph J. Ferro, Ph.D. (3)            1997    $ 240,000       $      -           296,204(4)       $440,773(5)
President and Chief Executive         1996      214,183         50,000                 -             4,237
Officer                               1995      200,769        113,245            74,000             5,390

W. Charles Armstrong (3)              1997            -              -            30,000(4)              -
Interim President and Chief           1996            -              -                 -                 -
Executive Officer                     1995            -              -                 -                 -

Joseph A. Bouckaert                   1997      160,000              -            50,000(4)          4,000
President and Chief Executive         1996      160,000         33,600            50,000                 -
Officer - Vinifera, Inc.              1995      115,592         40,000                 -                 -

John H. Fitchen, M.D.                 1997      178,740              -            88,800(4)          4,327
Senior Vice President and Chief       1996      147,548         37,200                 -             3,540
Operating Officer - Epitope           1995      148,606              -            43,000             3,578
Medical Products

Andrew S. Goldstein                   1997      149,163              -            94,000(4)          3,750
Senior Vice President of              1996      128,510         30,000                 -             3,206
Advanced Technology                   1995      126,923              -            34,000             3,182
Development - Epitope Medical
Products

Gilbert N. Miller                     1997      165,000              -            85,104(4)          4,125
Executive Vice President and          1996      128,510         33,075                 -             3,206
Chief Financial Officer               1995      130,962              -            34,000             5,021


(1) Represents the number of shares for which options were awarded. No stock appreciation rights ("SARs") have been granted to any named executive officer during the years indicated.

(2) Includes amounts contributed to the Company's 401(k) Profit Sharing Plan as employer matching contributions in the form of Common Stock.

(3) Dr. Ferro served as President and Chief Executive Officer of the Company through May 1997, at which time Mr. Armstrong was appointed to this position on an interim basis and Dr. Ferro began serving as President and Chief Executive Officer of Agritope on a full-time basis.

(4) Option grants for fiscal year 1997 consist solely of replacement options granted to effect the repricing of outstanding options, except for an option to purchase 40,000 shares granted to Dr. Ferro to replace an expiring option for the same number of shares and an option to purchase 15,0000 shares granted to Mr.
         Armstrong.

(5) Includes $436,764 payable in installments over 22 months to Dr. Ferro pursuant to his employment agreement with the Company, in connection with the change of his position from President and Chief Executive Officer of Epitope to full-time President and Chief Executive Officer of Agritope, Inc. in May 1997.

O P T I O N   G R A N T S   I N   L A S T   F I S C A L   Y E A R

                                                   Individual Grants (1)

                                                  Percent of                                  Potential Realizable Value at Assumed
                                                    Total                                          Annual Rates of Stock Price
                                 Number of         Options                      Market           Appreciation for Option Term (2)
                                 Securities       Granted to      Exercise      Price         -------------------------------------
                                 Underlying       Employees        Price       on Date
                                  Options         in Fiscal         Per           of
            Name                  Granted            Year          Share        Grant           0%            5%               10%
------------------------------------------------------------------------------------------------------------------------------------

Adolph J. Ferro, Ph.D.(3)           296,204            12.0%       $ 7.25         7.25       $       -     $1,350,394   $3,422,637

W. Charles Armstrong                 15,000              .6%         5.72         7.63          28,650        100,620      211,050
                                     15,000              .6%         7.25         7.25               -         68,385      173,325

Joseph A. Bouckaert                  50,000             2.0%         7.25         7.25               -        227,950      577,750

John H. Fitchen, M.D.                88,800             3.6%         7.25         7.25               -        404,839    1,026,084

Andrew S. Goldstein                  94,000             3.8%         7.25         7.25               -        428,546    1,086,170

Gilbert N. Miller                    85,104             3.4%         7.25         7.25               -        387,989      983,376



(1) Option grants for fiscal year 1997 consist solely of replacement options granted to effect the repricing of outstanding options, except for an option to purchase 40,000 shares granted to Dr. Ferro to replace an expiring option for the same number of shares and an option to purchase 15,000 shares granted to Mr. Armstrong. Options are nonqualified options with an unlimited term, except that the options granted to Dr. Ferro and Mr. Armstrong have terms of ten years. The holder's right to exercise the options will terminate immediately upon the termination of employment for cause, will expire five years after retirement, and will expire one year after death, disability, or ceasing to be an active employee of the Company, Agritope, Inc., or its subsidiaries for any other reason. Subject to certain conditions, the exercise price of the options may be paid by delivery of previously acquired shares of Common Stock. No SARs were granted during fiscal 1997.

(2) The amounts shown are hypothetical gains based on the indicated assumed rates of appreciation of the Common Stock compounded annually for a ten-year period. Although, as described in more detail in note (1) above, the options shown in the table have either a ten-year term or an unlimited term subject to expiration at specified times following termination of employment, a ten-year period has been used in calculating thc amounts shown as an approximation of the expected average time during which the options will be outstanding. There can be no assurance that the Common Stock will appreciate at any particular rate or at all in future years.

(3) Includes an option for 40,000 shares granted to Dr. Ferro on June 16, 1997, to replace an expiring option for the same number of shares. The initial exercise price per share was $7.75 and the market price on the date of grant was $7.63 per share. The option was repriced on July 26, 1997, together with other options held by Dr. Ferro to purchase 256,204 shares of Common Stock.

F I S C A L   Y E A R - E N D   O P T I O N   V A L U E S  (1)

                                            Number of Securities Underlying                      Value of Unexercised In-the-
                                             Unexercised Options at Fiscal                      Money Options at Fiscal Year-
                                                       Year-End                                            End (2)
                                      -------------------------------------------        -------------------------------------------

                Name                       Exercisable         Unexercisable                   Exercisable         Unexercisable
------------------------------------------------------------------------------------------------------------------------------------

Adolph J. Ferro, Ph. D.                     531,536                24,668                      $ 693,044             $ 19,981

W. Charles Armstrong                         75,000                 5,000                        127,468                4,050

Joseph A. Bouckaert                          25,000                25,000                         20,250               20,250

John H. Fitchen, M.D.                       174,466                14,334                        228,817               11,611

Andrew S. Goldstein                         182,666                11,334                        235,459                9,181

Gilbert N. Miller                           197,770                11,334                        301,694                9,181




(1) The named executive officers neither exercised any options or SARs during fiscal 1997 nor held any SARs at September 30, 1997.

(2) In-the-money stock options are options for which the exercise price is less than the market value of the underlying stock on a particular date. The values shown in the table are based on the difference between $8.06, which was the average of the high and low sales prices of the Common Stock as quoted on The Nasdaq Stock Market on September 30, 1997, and the applicable exercise price.

T E N - Y E A R   O P T I O N   R E P R I C I N G S

         On July 26, 1997, the Board and its Executive Compensation Committee authorized the repricing of all outstanding options held by directors or employees that were then out-of-the-money. The table below sets forth information about the repricing, which was the only repricing of options held by directors or executive officers during the last ten completed fiscal years. No SARs have been issued or repriced by the Company.


                                                                      Market Price of
                                            Number of Shares           Common Stock          Exercise Price at        New
                                           Underlying Options           at Time of           Time of Repricing     Exercise
                 Name                           Repriced                 Repricing                  (1)              Price
----------------------------------------------------------------------------------------------------------------------------

Adolph J. Ferro, Ph. D.                           60,000                  $ 7.25                 $ 7.3750          $ 7.25
                                                  82,204                    7.25                  13.6875            7.25
                                                  74,000                    7.25                  14.9375            7.25
                                                  40,000                    7.25                   7.7500            7.25

W. Charles Armstrong                              15,000                    7.25                  18.3750            7.25

Joseph A. Bouckaert                               50,000                    7.25                  13.5000            7.25

John H. Fitchen, M.D.                             45,800                    7.25                   8.1875            7.25
                                                  43,000                    7.25                  14.9375            7.25

Andrew S. Goldstein                               60,000                    7.25                   7.3750            7.25
                                                  34,000                    7.25                  14.9375            7.25

Gilbert N. Miller                                 10,000                    7.25                   7.3750            7.25
                                                  41,104                    7.25                  13.6875            7.25
                                                  34,000                    7.25                  14.9375            7.25



(1) All options were repriced on July 26, 1997. The original options had an unlimited term, but the holder's right to exercise the options terminated immediately upon the termination of employment for cause, five years after retirement, or one year after death, disability, or ceasing to be an active employee of the Company, Agritope, Inc., or its subsidiaries for any other reason.


E M P L O Y M E N T   A G R E E M E N T S

         Pursuant to written employment agreements with the Company, all current executive officers are entitled to receive one year of salary in the event of termination without cause (two years in the case of Mr. Goldstein for termination in connection with a change in control of the Company). The agreements with Messrs. Morgan and Bergeron permit them to treat a change in control and certain other events as a termination without cause. The agreements with Messrs. Morgan, Bergeron and Goldstein in each case prohibit the officer from competing with the Company for one year after termination unless the officer elects to waive the right to amounts otherwise payable. The agreement with Dr. George makes any post-termination payment contingent on his refraining from competing with the Company. The agreements do not expire by their terms and are terminable by the Company with cause (upon 90 days' notice, in the case of Mr. Goldstein) or, subject to payment of the salary amounts described above, without cause.

         Mr. Morgan relocated from the Atlanta, Georgia area when he joined the Company in fiscal year 1998. The Company has agreed to reimburse Mr. Morgan for relocation expenses, and to pay up to an additional $50,000 to cover realtor fees, closing costs, furniture storage costs and other miscellaneous expenses relating to his relocation.

         Mr. Morgan has been granted an option to purchase 350,000 shares of Common Stock, one-third of which vests after one year and the remainder of which vests in monthly installments over the following 24 months. Vesting is accelerated in case of a change in control of the Company and continues for one year after termination of Mr. Morgan's employment without cause. Mr. Morgan may exercise the option prior to vesting under an agreement giving the Company an option upon termination of Mr. Morgan's employment to repurchase any shares for which the option has been exercised but as to which the option is not vested at the termination date.

C O M P E N S A T I O N   O F   D I R E C T O R S

         Under the Company's 1991 Stock Award Plan ("Plan"), nonemployee directors of the Company are eligible to receive nonqualified stock options. Such options have been granted to nonemployee directors on the basis described below. The Board may decide to grant options on other terms and in other amounts at any time.

         Initial Options. Each person who becomes a nonemployee director has been granted a stock option to purchase 50,000 shares of Common Stock (an "Initial Option"). A newly-elected Chairman of the Board has been entitled to receive an Initial Option to purchase an additional 25,000 shares (75,000 shares if not previously a nonemployee director). Until December 1994, Initial Options were granted at an exercise price equal to 75 percent of the fair market value of a share of Common Stock on the date of grant; beginning in December 1994, Initial Options have been granted at an exercise price equal to the fair market value of a share on the date of grant minus the lesser of (a) $2.00 or (b) 25 percent of such fair market value. Each Initial Option becomes exercisable in annual installments based upon continued service as a director and expires at the end of five years following the director's retirement or one year following the director's death, disability or cessation of service as a director for any other reason. An Initial Option will generally become fully exercisable by the date of the fourth annual meeting of shareholders through which the director has served on the Board. Initial Options become exercisable in full immediately upon the occurrence of a change in control of the Company. A change in control of the Company would occur on the happening of such events as the beneficial ownership by a person or group of 30 percent or more of the outstanding common stock, certain changes in Board membership affecting a majority of positions, certain mergers or consolidations, a sale or other transfer of all or substantially all the Company's assets, or approval by the shareholders of a plan of liquidation or dissolution of the Company, as well as any change in control required to be reported by the proxy disclosure rules of the Commission.

         Payment of the exercise price may be made in cash or by delivery of previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price. To the extent that payment is made in previously acquired shares, the director is automatically granted a replacement ("reload") option for a number of shares equal to the number delivered upon exercise with an exercise price equal to the fair market value of a share of Common Stock on the date of exercise. Reload options become exercisable in full six months after the grant date.

         Renewal Options. Additional nonqualified stock options have been granted to each nonemployee director to purchase 15,000 shares of Common Stock ("Renewal Options") as of the December 15 prior to the annual meeting of shareholders at which the options most recently granted to such nonemployee director fully vest. Renewal Options vest in three equal annual installments beginning with the second annual meeting of shareholders following the date of grant, subject to acceleration of vesting upon the occurrence of a change in control of the Company. The other terms of Renewal Options are comparable to those of Initial Options, except that Renewal Options do not provide for reload options.


                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

         The following report of the Executive Compensation Committee of the Board (the "Committee") shall not be deemed to be incorporated by reference into any previous filing by the Company under either the Securities Act of 1933 ("Securities Act") or the Securities Exchange Act of 1934 ("Exchange Act") that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

         GENERAL. The Committee, which is composed of independent, nonemployee directors, is responsible for establishing and administering the Company's policies that govern executive compensation and benefit practices. The Committee evaluates the performance of the executive officers and determines their salary, merit cash bonus and related benefits. The Committee also grants certain awards under the Company's stock option plans.

         COMPENSATION PHILOSOPHY. The Company's executive compensation programs are designed to (i) align the interests of executive management with the long-term interests of the shareholders, (ii) motivate Company executives to achieve the strategic business goals of the Company and recognize their individual contributions, and (iii) provide compensation opportunities which are competitive with those offered by other national biotechnology companies similar in size and performance to the Company. In furtherance of these goals, the components of executive compensation include base salary, merit cash bonuses, stock option grants and other benefits and are linked to individual performance.

         BASE SALARY. At least annually, the Committee sets the salary for all executive officers. The Committee receives and considers management recommendations concerning salary adjustments for executive officers, as well as compensation data regarding other national biotechnology companies. The Committee decided to increase the salaries of executive officers, including the chief executive officer, for fiscal year 1997 based on events occurring at the time that indicated a substantial improvement in the Company's business prospects. These events included initial implementation of the targeted stock proposal and the plan to acquire Andrew and Williamson Sales, Co.

         MERIT CASH BONUSES. No merit cash bonuses were awarded during fiscal year 1997.

         STOCK OPTION GRANTS. As previously noted, an important goal of the Company's compensation program is to align the interests of the executive officers and other key employees with the long-term interests of the Company's shareholders. In furtherance of this goal, the Board of Directors adopted the 1991 Stock Award Plan pursuant to which the Company may grant stock-based awards to directors, officers, and employees of, and consultants and advisers to, the Company. The Plan was approved by the shareholders of the Company.

         During the Company's fiscal year ended September 30, 1997, the Committee authorized the repricing of outstanding options held by employees, as described below. The Committee authorized the grant of options for 40,000 shares of Common Stock to Dr. Ferro to replace options that were expiring, and options for 15,000 shares of Common Stock to Mr. Armstrong, who was then serving as interim President and Chief Executive Officer. No other options were granted under the Plan to executive officers during the fiscal year. In general, the size of individual option grants is determined by the Committee based upon the executive's duties and the levels of option grants for executives with comparable positions at other biotechnology companies. The Committee does not consider the amount and terms of options already held by executive officers in making new grants.

         OTHER COMPENSATION VEHICLES. The Company also has a 401(k) Profit Sharing Plan (the "401(k) Plan") which allows participants to defer compensation pursuant to Section 401(k) of the Internal Revenue Code. All employees of the Company, including executives, are eligible to participate in the 401(k) Plan provided certain qualifications are met. In addition to amounts which participants may elect to contribute to the 401(k) Plan, the Company makes matching contributions to the 401(k) Plan in Common Stock of the Company, which are allocated to all participants. Payments of benefits accrued for 401(k) Plan participants will be made upon retirement or upon termination of employment prior to retirement provided certain conditions have been met by the employee prior to termination.

         OPTION REPRICING. As noted above, the Committee authorized the repricing of options held by all employees, including executive officers, in July 1997. The Committee believed that, as a result of a decline in the price of the Common Stock, outstanding options were ineffective to serve the purposes for which they were granted under the Plan, namely to align the interests of option holders with the long-term interests of the Company's shareholders. The Committee authorized the repricing of outstanding employee options using a price equal to fair market value, in order to restore the utility of the options as effective incentives.

EXECUTIVE COMPENSATION COMMITTEE:

W. Charles Armstrong, Chairman
R. Douglas Norby
G. Patrick Sheaffer


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         W. Charles Armstrong served as chairman and a member of the Executive Compensation Committee through May 1997. Beginning in June 1997, Mr. Armstrong served as interim President and Chief Executive Officer of the Company. When John W. Morgan joined the Company as President and Chief Executive Officer in October 1997, Mr. Armstrong was reappointed as chairman and a member of the Committee.

         R. Douglas Norby and G. Patrick Sheaffer served as members of the Committee throughout fiscal year 1997.

                          STOCK PRICE PERFORMANCE GRAPH

         The following graph compares the cumulative total returns to investors in the Company's Common Stock, the Standard & Poors 500 Stock Index, and the Russell 2000 Index for the period from October 1, 1992, through September 30, 1997. The graph assumes that $100 was invested on September 30, 1992, in the Company's Common Stock and in each of the above-mentioned indices and that all dividends were reinvested. The Russell 2000 Index is an index of companies with market capitalizations similar to the Company. It has been selected because the Company has been unable to identify a peer group of companies for comparison. No single public or private company has a comparable mix of technologies under development or products which serve the same markets as the Company. The Company's management believes that an index of companies with similar market capitalizations provides a reasonable basis for comparing total shareholder returns. Shareholders are cautioned that the graph shows the returns to investors only as of the dates noted and may not be representative of the returns for any other past or future period.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       AMONG EPITOPE INC., THE S & P 500 INDEX AND THE RUSSELL 2000 INDEX

[GRAPHICAL CHART CONTAINING THE FOLLOWING INFORMATION:

DATE                      EPITOPE,  INC.                    S&P 500                    RUSSELL 2000
----                      --------------                    -------                    ------------

9/92                      $  100                            $  100                      $  100
9/93                         129                               113                         133
9/94                         120                               117                         137
9/95                          84                               152                         169
9/96                          83                               183                         191
9/97                          50                               254                         254]

                              CERTAIN TRANSACTIONS

         In connection with the December 1987 merger of Agricultural Genetic Systems, Inc. ("AGS"), with and into Agritope, Dr. Ferro, as an executive officer and principal shareholder of AGS, was granted a royalty equal to 4 percent of net sales of products resulting from the technology transferred to Agritope pursuant to the merger; royalties with respect to a particular product were to be paid for a period equal to the life of the patent on the product or an equivalent period if a patent is not issued. On November 11, 1996, Dr. Ferro agreed to accept a one-time payment of $590,000 in lieu of the royalties that would otherwise be due him.

                                  ANNUAL REPORT

         The Company's Annual Report to Shareholders for the fiscal year ended September 30, 1997, accompanies this proxy statement. On written request, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed with the Commission (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of the Company's Common Stock on December 22, 1997, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Secretary of the Company at the address of the Company set forth in the Notice of Annual Meeting of Shareholders immediately preceding this proxy statement.

                             INDEPENDENT ACCOUNTANTS

         Price Waterhouse LLP, independent public accountants, examined the financial statements of the Company for fiscal 1997. No change in independent public accountants is contemplated for fiscal 1998. The Company expects representatives of Price Waterhouse LLP to be present at the Annual Meeting and to be available to respond to appropriate questions from shareholders. The accountants will have the opportunity to make a statement at the meeting if they desire to do so.

                       DEADLINE FOR SHAREHOLDER PROPOSALS

         Shareholders of the Company may submit proposals for inclusion in the proxy material for the Company's 1999 Annual Meeting of Shareholders. Any such proposals must meet the shareholder eligibility and other requirements imposed by rules issued by the Commission and must be received by the Company at 8505 S.W. Creekside Place, Beaverton, Oregon 97008, Attention: Secretary, not later than September 18, 1998.

BY ORDER OF THE BOARD OF DIRECTORS
Andrew S. Goldstein
Secretary
January 16, 1998

PROXY

                                  EPITOPE, INC.
                       1998 ANNUAL MEETING OF SHAREHOLDERS
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints John W. Morgan and Charles E. Bergeron, and each of them, proxies with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the 1998 Annual Meeting of Shareholders of Epitope, Inc. (the "Company"), to be held on Tuesday, February 17, 1998, and at any further adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present, with respect to the matters listed on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO SPECIFICATION IS MADE, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE AS DIRECTORS. If any other business properly comes before the meeting, the proxies named above will have discretionary authority to vote thereon in accordance with their best judgment.

          PLEASE MARK, DATE, SIGN, AND RETURN THE PROXY CARD PROMPTLY.
                 (Continued and to be signed on reverse side.)



                              FOLD AND DETACH HERE






                                  EPITOPE, INC.


                       1998 Annual Meeting of Shareholders

                           Tuesday, February 17, 1998

                         Please mark your votes as indicated in this example [X]

1.       Election of Directors                       FOR        WITHHOLD
         Class I (Term Expiring 2000)                [ ]        [ ]
                  John W. Morgan
         Class III (Term Expiring 2001)
                  Margaret H. Jordan
                  Michael J. Paxton

(Instruction: To withhold authority to vote for any individual nominee, mark FOR and strike a line through the nominee's name in the list above. To withhold authority to vote for all nominees, mark WITHHOLD.)




Signature(s) ------------------------------------ Dated: -----------------, 1998

Please date and sign exactly as your name appears on this Proxy. If signing for estates, trusts, partnerships or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.





                              FOLD AND DETACH HERE






                                  EPITOPE, INC.


                       1998 ANNUAL MEETING OF SHAREHOLDERS

                           TUESDAY, FEBRUARY 17, 1998